Exhibit 16.1

[LETTERHEAD]

February 19, 2009

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosure made in Item 4.01 of Form 8-K by Elite Pharmaceuticals, which we understand will be filed with the Securities and Exchange Commission on the date hereof, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Rosen Seymour Shapss Martin & Company LLP
Rosen Seymour Shapss Martin & Company LLP

cc:   Elite Pharmaceuticals, Inc.

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